EXHIBIT 4.0

                                    Exhibit A

                           Certificate of Designation

There is hereby created a series of the Preferred Stock of this corporation to consist of 5,200 of the shares of Series E Preferred Stock, $1000 par value per share, which this corporation now has authority to issue.

1. The distinctive designation of the series shall be "Series E Convertible Preferred Stock" (the "Preferred Stock" or the "Series E Preferred Stock"). The number of shares of Series E Convertible Preferred Stock shall be 5,200.

2. For purposes of this Certificate of Designation and the Company's Certificate of Incorporation, (i) any series of Preferred Stock of the Company entitled to dividends and liquidation preference on a parity with the Series E Preferred Stock shall be referred to as "Parity Preferred Stock," (ii) any series of Preferred Stock ranking senior to the Series E and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Senior Stock," and (iii) the Common Stock and any series of Preferred Stock ranking junior to the Series E and Parity Preferred Stock with respect to dividends and liquidation preference shall be referred to as "Junior Stock." As of the date of this Certificate of Designation there is not outstanding any Parity Preferred Stock.

3. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of Senior Stock, the holders of Series E Preferred Stock and Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Stock or Common Stock by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of shares of Series E Preferred Stock shall be $1,000 per share, plus accrued and unpaid dividends (the "Redemption Value"). If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to the holders of its stock be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Preferred Stock and Parity Preferred Stock, then all such assets of the Company shall be distributed ratably among the holders of Preferred Stock and Parity Preferred Stock in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of this paragraph.

4.       Certain Definitions and References.

         (a) The Preferred is being issued under Private Placement Purchase Agreements between the Company and the holders of the Preferred (each, a "Subscription Agreement").

         (b) The terms "Registration Statement" and "Completion Date" shall have the meanings attributed thereto in the Subscription Agreement, and the term "Effective Date" means the date on which the Registration Statement shall be declared to be effective.

5.       Dividends

         (a) The holders of the Preferred Stock shall be entitled to receive a dividend, payable quarterly on the first day of each calendar quarter commencing July 1, 1998 or on earlier conversion or redemption of the Preferred Stock, which accrues from the date of issuance at the annual rate of $70 per share, provided that the annual rate shall be $180 during any First Delay Period and the annual rate shall be $240 during any Extended Delay Period. At the option of the Company, these dividends may be deferred, accrued and paid on the earlier of conversion or required redemption of the Preferred Stock.

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                  (i)      The reference to the "First Delay Period" shall apply
                           only if the Effective Date has not occurred by the close of business 90 days following the Completion Date and means the period which begins the next day and ends on the earlier of 180 days following the Completion Date or the Effective Date.

                  (ii) The reference to the "Extended Delay Period" shall apply only if the Effective Date has not occurred by 180 days following the Completion Date and means the period which begins the next day and ends on the Effective Date.

         (b) The dividends shall be payable at the option of the Company either in cash or in shares of Common Stock which on the date of the dividend payment are convertible into shares of Common Stock which have a value equal to the dividend, provided that dividends may be paid in Common Stock only if the public sale thereof is then permitted . The value of each share of Common Stock for the purposes of any dividend payment shall be equal to the average of the closing bid prices therefor on the NASDAQ Small Cap Market on the last five trading days prior to the date of the payment.

         (c) Nothing in this Certificate shall limit any other remedies which may be available to the Holder by reason of any delay in the filing or the effectiveness of the Registration Statement.

6.       Conversion

         (a) The holder shall have the right at any time, subject to the restrictions noted below, in its sole discretion, to convert the Preferred Stock, in whole or in part, into a number of shares (the "Conversion Shares") of the Company's common stock (the "Common Stock") equal to $1,000 per share converted divided by the Conversion Price. The Conversion Price means the lesser of (1) $3 or (2) 85% of the average of the closing bid price of a share of Common Stock of the Company during the five trading days prior to such conversion.

         (b) In the event that the holder elects to exercise its conversion rights hereunder, it shall give to the Company written notice (by fax or overnight courier service or personal delivery) of such election and shall surrender its Preferred Stock to the Company for cancellation. Conversion shall be effective upon the giving of such notice provided that the certificate for the converted Preferred is received by the Company within three days thereafter. The Company shall, within three business days after receipt by the Company of notice of conversion and the Preferred being converted, deliver irrevocable instructions to its transfer agent (with a copy to Holder) to DWAC the shares of Common Stock issuable on such conversion.


         (c) The Preferred Stock shall on March 15, 2000 automatically convert into Common Stock at the then Conversion Price, provided that such conversion shall occur on such date only if the Company's listing on the NASDAQ Small Cap or National Market has then been in effect at all times from and after January 1, 1999, and only if the Common Stock issuable upon conversion of the Preferred Stock may then be resold publicly pursuant to an effective registration statement under the Securities Act of 1933 or under Rule 144 thereunder. If by reason of the proviso in the preceding sentence the Preferred shall not convert automatically on March 15, 2000, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred at a redemption price equal to $1,000 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 15% per annum.


         (d) The Company shall reserve for issuance on conversion and exercise of the Preferred and the Warrant (as defined in the Subscription Agreement) the number shares of Common Stock which would be issuable under the Preferred if converted at a Conversion Price of $1.50. The Company


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                  shall use its diligent efforts promptly to list on NASDAQ all shares of Common Stock which are issued upon conversion of this Preferred.

         (e) Conversion of the Preferred is subject to the following restrictions:

                  (i) If the Effective Date shall have occurred on or before the 90th day after the Completion Date, no more than 10% of the initial principal amount of this Note shall be convertible in any calendar month (with the unconverted portion of each month's installment being carried forward to later months); provided that this restriction shall not apply so long as the closing bid price of a share of Common Stock is $3.50 or more on NASDAQ (or such other securities exchange where the common stock may then be listed);

                  The Preferred shall be convertible at any time only to the extent that Holder would not as a result of such exercise (and after giving effect to any shares or warrants or other securities owned by Holder) beneficially own more that 4.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The opinion of counsel to Holder shall prevail in the event of any dispute on the calculation of Holder's beneficial ownership.

         (f) If any capital reorganization or reclassification of the common stock, or consolidation, or merger of the Company with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition precedent of such reorganization or sale, the following provision shall be made:
                  The Holder of the Preferred shall from and after the date of such reorganization or sale have the right to receive (in lieu of the shares of common stock of the Company immediately theretofore receivable with respect to the Preferred, upon the exercise of conversion rights), such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such common stock immediately theretofore receivable with respect to the Preferred (assuming the Preferred were then convertible). In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof.

         (g) In the event that the Holder proposes to convert all or any portion of the Preferred at a conversion price of less than $2.00, the Company shall at its option be entitled to redeem all or any portion of the Preferred proposed to be converted. Such option shall be exercisable by paying to the Holder, within three business days after the date of such proposed conversion, 115% of the amount of principal proposed to be converted, together with accrued and unpaid dividends.

         (h) The Company covenants to call a special meeting of shareholders which will be held on or before July 15, 1998 and at which the Company's shareholders will be asked to approve the issuance of shares on conversion of the Preferred and Warrants issued to the Purchasers (on such terms as defined in the Subscription Agreement). The Board of Directors of the Company will recommend that the shareholders of the Company vote in favor of such approval. Until such approval is obtained, the maximum number of shares which will be issued on conversion of the Preferred and exercise of the Warrants is 19.9%, issuable on a first converted-first exercised basis. Should such approval not be obtained by July 15, 1998, then until such approval is obtained, the Company shall on demand by Holder made at any time or times, redeem any portion of the Preferred designated for redemption (the "Redeemed Portion") at a redemption price per share equal to $1150 plus accrued dividends. The redemption price shall be payable within five business days after demand for redemption is made and shall accrue interest payable on demand at 11% per annum.


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7. Purchase for Investment. The Holder, by acceptance of shares of Preferred, acknowledges that the Preferred (and the Common Stock into which the Preferred is convertible) has not been registered under the Act, covenants and agrees with the Company that such Holder is taking and holding the Preferred (and the Common Stock into which the Preferred is convertible) for investment purposes and not with a view to, or for sale in connection with, a distribution thereof and that the Preferred (and the Common Stock into which the Preferred is convertible) may not be assigned, hypothecated or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of counsel for the Holder, which counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is in compliance with the Act, and represents and warrants that such Holder is an "accredited investor" that such Holder has, or with its representative has, such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks in respect of this Preferred (and the Common Stock into which the Preferred is convertible) and is able to bear the economic risk of such investment.

8. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of this Preferred will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

9. Certain Events of Mandatory Redemption.

         (a) An "event of redemption" with respect to this Preferred shall exist if any of the following shall occur, if:

                  (i) The Company shall breach or fail to comply with any provision of this Preferred and such breach or failure shall continue for 15 days after written notice by any Holder of any Preferred to the Company;

                  (ii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing;

                  (iii) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law;

                  (iv) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

         (b) If an event of redemption shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, require the Company forthwith to redeem the Preferred at a redemption price equal to $1,000 per share plus accrued dividends. The redemption price shall accrue interest payable on demand at the rate of 11% per annum.

10. Without the consent of a majority in interest of the holders of the Preferred, the Company shall not create any class of equity security which is senior to or on parity with the Preferred in liquidation rights, other than in connection with the sale of shares to existing stockholders of the Company; or to an entity whose relationship with the Company creates intangible value for the Company; or to fund merger and/or acquisition related activity.


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11. All share, redemption and similar amounts are subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization and similar events.



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12. Miscellaneous.

         (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

         (b) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

         (c) The Holder shall be entitled to recover its reasonable legal and other costs of collecting on this Preferred and such costs shall accrue interest payable on demand at the rate of 7% per annum.

         (d) In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.


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                                                                       Exhibit B

Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933. None of such securities may be transferred in the absence of registration under such Act or an opinion of counsel to the effect that such registration is not required.

                               SCANGRAPHICS, INC.

WARRANT

DATED:

Number of Shares:

Holder:

Address:

-------------------------------


1. THIS CERTIFIES THAT the Holder is entitled to purchase from SCANGRAPHICS, INC., a Pennsylvania corporation (hereinafter called the "Company"), at $3.00 per share the number of shares of the Company's common stock ("Common Stock") set forth above.

2. All rights granted under this Warrant shall expire on March 15, 2002, subject to earlier termination as set forth in Section 3.

3. Early Expiration.

         (a)      The following terms shall have the following definitions:

                  (i) Effective Date means the date of the effectiveness of the registration statement (the "Registration Statement") referred to in a Private Placement Purchase Agreement dated as of the date of this Warrant.

                  (ii) The "30-day Price" means the closing bid price (on NASDAQ or such other securities exchange where the common stock may then be listed) of the Common Stock on not less than 30 days in any consecutive 45-day period (the "Test Period") which begins after the Effective Date and through which the Registration Statement continues to be effective.

         (b) If any 30-day Price is not less than $6 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expire as to 1/3 of the shares of Common stock initially purchasable thereunder.

         (c) If any 30-day Price is not less than $8 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expire as to 2/3 of the shares of Common stock initially purchasable thereunder on a basis which is cumulative with any expiration theretofore occurring under Section (b).


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         (d)      If any 30-day Price is not less than $10 per share in any Test period, then, as of the end of such Test Period, then as of the last day of the test Period, this Warrant shall expire in full.

4. Notwithstanding anything to the contrary contained herein, Holder shall not have the right to exercise this Warrant so long as and to the extent that at the time of such exercise, such exercise would cause the Holder then to be the "beneficial owner" (after giving effect to all other securities owned by Holder) of 5% or more of the Company's then outstanding Common Stock. For purposes hereof, the term "beneficial owner" shall have the meaning ascribed to it in
Section 13(d) of the Securities Exchange Act of 1934. The opinion of legal counsel to Holder, in form and substance satisfactory to the Company and the Company's counsel, shall prevail in all matters relating to the amount of Holder's beneficial ownership.

5. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") or if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Warrant and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply. The Holder shall through its counsel provide such information as is reasonably necessary in connection with such opinion.

6. The Company covenants to call a special meeting of shareholders which will be held on or before July 15, 1998 and at which the Company's shareholders will be asked to approve the issuance of shares on conversion of the Preferred and Warrants issued to the Purchasers (each such terms as defined in the Subscription Agreement). The Board of Directors of the Company will recommend that the shareholders of the Company vote in favor of such approval. Until such approval is obtained, the maximum number of shares which will be issued on conversion of the Preferred and exercise of the Warrants is 19.9%, issuable on a first converted, first exercised basis. Should such approval not be obtained by July 15, 1998, then until such approval is obtained, the Company shall on demand by Holder made at any time or times, redeem any portion of the Preferred designated for redemption (the "Redeemed Portion") at a redemption price per share equal to the pre-tax profit Holder would have earned had Holder, at the close of business on the date of its demand for redemption, exercised the Redeemed Portion and simultaneously sold the shares received on such exercise at the closing NASDAQ sales price on such date. The redemption price shall be payable within five business days after demand for redemption is made, and shall accrue interest payable on demand at 11% per annum.

7. The holder of this warrant is entitled to certain registration rights under the Subscription Agreement.

8. Any permitted assignment of this Warrant shall be effected by the Holder by
(i) executing a standard form of assignment, (ii) surrendering the Warrant for cancellation at the office of the Company accompanied by the opinion of counsel to the Company referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and or the shares underlying the Warrant, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the Holder for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The transferor will pay all relevant transfer taxes. Replacement warrants shall bear the same legend as is borne by this Warrant.

9. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

10. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will upon issuance, be duly and validly issued, fully paid, and non-assessable; and no personal liability will attach to the holder thereof. The Company further covenants and agrees that during the periods within which this


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Warrant may be exercised the Company at all times will have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Warrants.

11. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

12. If as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split; combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, then appropriate adjustments in the number and kind of such securities then subject to this Warrant and in the exercise price shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise will be the same as it would have been had it owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

13. The rights represented by this Warrant may be exercised at any time within the period above specified by (i) surrender of this Warrant (with a standard purchase form properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Holder for investment and not with a view to their distribution or resale.

14. The certificates for the Common Stock so purchased shall be DWAC'd to the Holder within a reasonable time, not exceeding five business days after all requisite documentation has been provided, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

15. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The federal and state courts in the city of Philadelphia shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances well as other remedies.

     IN WITNESS WHEREOF, Scangraphics, Inc. has caused this Warrant to be signed by its duly authorized officers under Its corporate seal, and to be dated as of the date set forth above.

                               SCANGRAPHICS, INC.

                               By:__________________________

                               Title:________________________


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